EXHIBIT 10.37
SECOND AMENDMENT TO LEASE
This Second Amendment To Lease (“Amendment”), is made effective as of March 21, 2008, by and between Alaska Consolidated DE LLC, YABQ DE LLC, and KDC Idaho DE LLC known as Lakepointe Centre I Co-Tenancy, successor to M&S Prime Properties, Ltd. (“Landlord”) and American Ecology Corporation (“Tenant”).
WITNESSETH:
WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated April 18, 2002 and amended by the First Amendment to Lease dated November 18, 2005 (“Lease”) for that certain parcel of real property and the improvements located thereon known as Lakepointe Centre I, 300 East Mallard Drive, Suite 300, Boise, Idaho (“Premises”);
WHEREAS, Landlord and Tenant desire to expand the Premises of the Lease and to amend the Lease in certain respects as provided below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Construction. Any capitalized term not defined in this Amendment shall have the meaning given to it in the Lease. In the event of any inconsistency between the provisions of the Lease and this Amendment, the provision of this Amendment shall control. The recitals are incorporated herein by reference and shall be used to construe the meaning of this Amendment.
2. Premises. Section 6 of the Basic Lease Information of the Lease is amended to add part of the southeastern portion of Suite 370 to the Premises containing approximately 567 rentable square feet as shown in Exhibit A attached hereto, which will make the total Premises 11,492 rentable square feet.
3. Base Rent. The Base Rent provided in Section 10 of the Basic Lease Information of the Lease shall be amended as follows:

PERIOD	MONTHLY INSTALLMENTS
Months	OF BASE RENT

04/01/08-01/31/09	$18,195.67 (at an annual rate of $19.00 per rsf)
02/01/09-01/31/10	$18,674.50 (at an annual rate of $19.50 per rsf)
02/01/10-01/31/11	$19,153.33 (at an annual rate of $20.00 per rsf)
4. Tenant’s Proportionate Share: Section 13 of the Basic Lease Information for Tenant’s share of the operating expenses shall be amended from 17.17% to 17.99%.
5. Improvements. At Tenant’s sole costs and expense, Tenant shall construct a demising wall between Suite 370 and Suite 300, secure and/or sheetrock break room door between Suite 300 and Suite 370. All additional tenant improvements being constructed by Tenant in Tenant’s existing Premises shall be at Tenant’s sole cost and expense. In addition, Tenant shall be responsible for all costs required for fire, life, or safety changes and/or or fire sprinkler modifications to the Premises per the attached space plan shown in Exhibit A and as required by the City of Boise Code. Tenant shall provide Landlord with architectural plans for the construction of the demising wall and tenant improvements pursuant to Section 9 of the Lease for Landlord to approve. Tenant shall obtain any necessary permits for such construction.
6. Other Provisions. Except as modified by this Amendment, all other terms and conditions of the Lease shall remain in full force and effect.

7. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document.
8. Execution by Both Parties. Submission of this instrument for review or signature by Tenant does not constitute a reservation of or option to lease, and it is not effective as an amendment or otherwise binding upon either Landlord or Tenant until this Amendment has been executed and delivered by both Landlord and Tenant.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.
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LANDLORD: Alaska Consolidated DE LLC, YABQ DE LLC and KDC Idaho DE LLC, Delaware limited liability companies
By:	Alaska Consolidated LLC

By:	/s/ Stuart C. Bond
Stuart C. Bond, Managing Member

TENANT: American Ecology Corporation
By:	/s/ Jeffrey R. Feeler
	Name:	Jeffrey R. Feeler
	Title:	VP & CFO

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